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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
American Coin Merchandising, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of American Coin Merchandising, Inc. of our report dated February 22, 1999, relating to the consolidated balance sheets of American Coin Merchandising, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of American Coin Merchandising, Inc.

                                    KPMG LLP

Boulder, Colorado
March 22, 2000